Frank Messana

General Counsel, North America

Phone: 704-260-3365

Fax: 704-260-3304

Email: fmessana@acninc.com

April 1, 2012

VIA EMAIL: Effi.Baruch@deltathree.com

Mr. Effi Baruch

CEO and President

deltathree, Inc., a Delaware corporation

Jerusalem Technology Park, Bldg. 9

PO Box 48265

Jerusalem, Israel 91481

CEO and President

DME Solutions, Inc., a New York corporation

CEO and President

Delta Three Israel, Ltd., an Israeli corporation

RE: Agreement Concerning Outstanding/Future Commissions

Dear Mr. Baruch:

As part of the Sales Agency Agreement between ACN, Inc., deltathree, Inc. (“Inc.”), DME Solutions, Inc. (“DME”), and Delta Three Israel, Ltd. (“Delta Three Israel”) (Inc., DME, and Delta Three Israel are collectively referred to herein as “D3”), dated September 27, 2010 and amended as of January 26, 2011, and the Introducer Agreement between ACN Europe B.V. and those same D3 parties dated April 13, 2011, (both documents together herein referred to as the “Agreements”) D3 is obligated to pay ACN U.S. and ACN Europe (“ACN”) certain commissions for ACN’s sale of D3’s Mobile World application. D3 has failed to pay ACN its earned commissions on sales as required under the Agreements in an amount at least equal to $576,000 from November, 2010 through November 2011. That amount includes commissions due for sales by ACN’s U.S./Canadian and European operations, and additional commissions continue to accrue for subsequent months as well.

The terms of the Agreements require that the commissions for each month be paid to ACN by D3 by wire transfer on or before the 15th day following the end of each such month.  Because D3 has failed to make all such payments to ACN, D3 has been and continues to be in material breach of the Agreement, and ACN is entitled to exercise all of its rights and pursue all of its available remedies against D3 for this breach.  ACN is willing, however, to forbear from exercising these remedies at this time, provided that D3 agrees to and performs in accordance with the following conditions:

Frank Messana

General Counsel, North America

Phone: 704-260-3365

Fax: 704-260-3304

Email: fmessana@acninc.com

1.	Beginning April 1, 2012 (the “Effective Date”) and for each month thereafter, D3 shall pay all then-current commissions on a timely basis as required under the Agreements. Any cure periods provided for under the Agreements for non-payment shall no longer apply.

2.	Commencing with the Effective Date, D3 shall pay to ACN concurrently with each then-current commission payment, a late-payment fee in the amount of one percent (1%) per month of any past-due, unpaid commissions. Such payment shall be a separate and distinct payment to that which is paid for then-current commissions.

3.	Commencing on July, 15, 2012, and continuing on the 15th day of each month thereafter, D3 will, in addition to paying then current commissions in accordance with Item 1, and late payment fees in accordance with Item 2, pay down any unpaid past due amounts. The amount of such “pay down” shall be at least $15,000 per month through June 15, 2013; and commencing July 15, 2013, and continuing on the 15th day of each month thereafter, the pay down amount will increase to at least $25,000 per month until such time that the unpaid balance amount is fully satisfied. Notwithstanding the foregoing, D3 shall pay in full to ACN upon 30 days’ notice, any unpaid, past due amounts.

4.	If D3 fails to pay the full amounts due within the time frames set forth herein, or otherwise materially breaches the Agreements, ACN may in its sole discretion terminate this forbearance agreement and exercise its rights and pursue all remedies available to it at law or in equity.

D3 shall pay upon 30 days’ notice any and all reasonable expenses, including reasonable attorney’s fees, incurred by ACN in connection with any collection efforts made by ACN in relation to amounts owed to ACN by D3 or for any enforcement of ACN’s rights or remedies for D3’s breach of this letter or the Agreements.  In the event of any Insolvency Event as defined in the Agreements, excepting for the event described in sub-clause (d) therein, by D3 or any of its subsidiaries, all unpaid amounts due to ACN from D3 shall become immediately due and payable, effective immediately prior to such Insolvency Event described above by D3.  Any amount due to ACN from any D3 party under this letter or under the Agreements shall be the joint and several liability of Inc., DME, and Delta Three Israel.

Nothing in this letter shall be deemed a waiver of any rights ACN has under the Agreements as amended, and, except as expressly provided herein, the Agreements shall remain unchanged and in full force and effect. Furthermore, any rights that ACN has, including the right to receive payment and/or damages for D3’s failure to pay as a result of the contractual relationship between ACN and D3 are expressly preserved even in the event the underlying Agreements are terminated in accordance with its terms.

This letter shall be governed by and construed in accordance with the laws of the State of New York.  Notwithstanding any provision to the contrary in the Agreements, ACN may enforce its rights and exercise any available remedies against D3 for any breach by D3 of this letter or the Agreement by pursuing, in ACN’s sole discretion (i) arbitration as outlined under Section 18(f) of the Agreements, except such arbitration may be held in Charlotte, North Carolina, in ACN’s sole discretion, or (ii) action in any state or federal court in Charlotte, North Carolina.  In addition, ACN may terminate the Agreements at its convenience by providing 30 days’ notice to Inc.  Upon any termination of the Agreements, in addition to other surviving provisions pursuant to Section 18(j) of the Agreements, D3’s payment obligations and ACN’s rights with respect thereto under this letter shall survive.

Frank Messana

General Counsel, North America

Phone: 704-260-3365

Fax: 704-260-3304

Email: fmessana@acninc.com

The following provisions of the Agreements shall apply to this letter agreement as if fully set forth herein and made applicable hereto: Sections 18(a) [Entire Agreement; Amendment; Waiver], (b) [Severability], (c) [Notices], (d) [Successors and Assigns], (h) [Further Assurances] and (i) [Counterparts].

Please indicate your acknowledgement and acceptance of the terms of this letter effective April 1, 2012 in the space provided below and return a fully executed copy.

Sincerely,

/s/ Frank Messana

Frank Messana

DELTATHREE, INC.

By:/s/ Effi Baruch

Name: Effi Baruch

Title: CEO and President

DME SOLUTIONS, INC.

By: /s/ Effi Baruch

Name: Effi Baruch

Title: CEO and President

DELTA THREE ISRAEL, LTD.

By: /s/ Effi Baruch

Name: Effi Baruch

Title: CEO and President